UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GLOBALOPTIONS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	30-0342273
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

415 Madison Avenue, 17th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Preferred Stock Purchase Rights
(Title of Class)

GlobalOptions Group, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (“SEC”) on April 2, 2012 (the “Form 8-A”) as set forth below.

Item 1.	Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On September 6, 2013, the Company entered into an amendment (the “Second Amendment”) to that certain Rights Agreement dated as of September 7, 2010, as amended, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agreement”).  The Second Amendment amends the definition of Expiration Date (as defined in the Rights Agreement) to provide that the Expiration Date under the Rights Agreement shall be the Close of Business (as defined in the Rights Agreement) on September 6, 2016, which date was extended from the third anniversary of the Rights Agreement.

The foregoing description of the Second Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 9, 2013 and is incorporated herein by reference.

Item 2.	Exhibits.

Item 2 of the Form 8-A is hereby amended to add the following:

Exhibit No.	Description
4.3
Second Amendment to Rights Agreement dated September 6, 2013 by and between GlobalOptions Group, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on September 9, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 9, 2013	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Jeffrey O. Nyweide
		Name:	Jeffrey O. Nyweide
		Title:	Executive Vice President-Corporate Development, Chief Financial Officer and Secretary